Exhibit 99.1

NEWS RELEASE

Achaogen Appoints Dr. Ian Friedland as Chief Medical Officer

South San Francisco, CA, July 14, 2014 (GLOBE NEWSWIRE) – Achaogen, Inc. (NASDAQ: AKAO), a clinical-stage biopharmaceutical company developing novel antibacterials to treat multi-drug resistant (MDR) gram-negative infections, today announced the appointment of Ian Friedland, M.D. as its Chief Medical Officer. In this position, Ian’s responsibilities will include leadership of the pivotal Phase 3 trial for plazomicin, Achaogen’s lead product for the treatment of serious bacterial infections due to MDR Enterobacteriaceae, including carbapenem-resistant Enterobacteriaceae (CRE).

“Ian’s deep experience and successful track record in developing anti-bacterial programs across all stages of development is an important addition to our executive team as we advance plazomicin and build our product pipeline.” commented Kenneth Hillan, Achaogen’s Chief Executive Officer.

Dr. Friedland has spent sixteen years in drug development at emerging therapeutic companies and large pharmaceutical companies. Prior to joining Achaogen, Dr. Friedland served as Vice President, Clinical Development at Cubist Pharmaceuticals, a publicly traded, global biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products addressing significant unmet medical needs in the acute care environment. At Cubist, he led the development of the anti-infectives, pain, and gastroenterology therapeutic areas while managing the biostatistics, medical writing, clinical pharmacology and pharmacovigilence programs. Specific anti-infective experience included leading the development of ceftolozane/tazobactam, surotomycin and late stage daptomycin studies. Before Cubist, Dr. Friedland was the Chief Medical Officer at Calixa Therapeutics, a San Diego-based private company focused on the development of a novel cephalosporin to address the expanding problem of multi-drug resistant organisms, which was acquired by Cubist in December of 2009. Prior to Calixa, Dr. Friedland held senior managerial positions at Merck & Co where he served as Director, Clinical Research, Anti-Infectives and Johnson & Johnson as Senior Director, Clinical Research.

“I’m honored to join Achaogen during this truly exciting time in the Company’s history as it offers an incredible opportunity to play a role in bringing a novel late stage asset to the finish line while working to build a robust pipeline of next generation antibacterials with a world-class team,” said Dr. Ian Friedland.

Dr. Friedland is a graduate of the University of the Witwatersrand, Johannesburg, South Africa, and the University of Texas Southwestern Medical School where he was a Fellow in pediatric infectious disease. He was a resident at Einstein Medical School and Montefiore Hospital, Bronx, NY and Baragwanath Hospital, Johannesburg, South Africa.

About Achaogen

Achaogen is a clinical-stage biopharmaceutical company passionately committed to the discovery, development, and commercialization of novel antibacterials to treat MDR gram-negative infections. Achaogen is developing plazomicin, Achaogen’s lead product candidate, for the treatment of serious bacterial infections due to MDR Enterobacteriaceae, including CRE. Through the Special Protocol Assessment procedure, the U.S. Food and Drug Administration has agreed that the design and planned analyses of Achaogen’s single pivotal Phase 3 trial adequately address objectives in support of a New Drug Application. Achaogen’s plazomicin program is funded in part with a contract from the Biomedical Advanced Research and Development Authority. Plazomicin is the first clinical candidate from Achaogen’s gram-negative antibiotic discovery engine, and Achaogen has other programs in early and late preclinical stages focused on other MDR gram-negative infections.

NEWS RELEASE

Forward Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including Achaogen’s expectations regarding the success of its Phase 3 trial for plazomicin, prospects for approval of plazomicin by regulatory authorities, Achaogen’s ability to become a leading anti-infective company, and Achaogen’s ability to discover, develop and commercialize novel antibacterials to treat MDR gram-negative infections. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; specific risks related to the Phase 3 trial of plazomicin, including the lack of a prior clinical trial in patients with CRE infections and challenges in enrolling an adequate number of patients with rare infections; the risk of failure to successfully validate, develop and obtain regulatory clearance or approval for the in vitro diagnostic (“IVD”) assay for plazomicin; the risks and uncertainties of the regulatory approval process; the risks and uncertainties of commercialization and gaining market acceptance; the risk that bacteria may evolve resistance to plazomicin; Achaogen’s dependence on ARK Diagnostics, Inc. to develop and manufacture the IVD assay for plazomicin; risks and uncertainties as to Achaogen’s ability to raise additional capital to support the development of plazomicin and its other programs; uncertainties regarding the availability of adequate third-party coverage and reimbursement for newly approved products; Achaogen’s reliance on third parties to conduct certain preclinical studies and all of its clinical trials; Achaogen’s reliance on third-party contract manufacturing organizations to manufacture and supply its product candidates and certain raw materials used in the production thereof; Achaogen’s dependence on its Chief Executive Officer; risks and uncertainties related to the acceptance of government funding for certain of Achaogen’s programs, including the risk that BARDA could terminate Achaogen’s contract for the funding of the plazomicin development program; risk of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate Achaogen’s patents or proprietary rights; and the risk that Achaogen’s proprietary rights may be insufficient to protect its technologies and product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Achaogen’s business in general, see Achaogen’s Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the Securities and Exchange Commission on May 12, 2014. Achaogen does not plan to publicly update or revise any forward-looking statements contained in this press release, whether as a result of any new information, future events, changed circumstances or otherwise.

Contact:

Candice Knoll

Blueprint Life Science Group

415.375.3340 Ext. 105

cknoll@bplifescience.com

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